Exhibit 10.15.1

March 4, 2011

Mr. Julian T. Ross
Chairman & CEO
OxySure® Systems, Inc.
10880 John W. Elliot Road, Suite 600
Frisco, TX 75034

Re:	Master Lease Number 6906, Lease Schedule Numbers 01 through and including Number 11 (collectively the “Leases”) Lessee: OxySure® Systems, Inc. (“Oxysure”) Lessor: Vencore Solutions LLC (“Vencore”)

Dear Mr. Ross:

The intent of this letter is to reaffirm the status of the above referenced equipment Leases and the Oxysure debt obligations to Vencore.

Vencore has consented to a payment moratorium and such moratorium will continue until the earlier to occur of i) the execution and completion of a mutually agreed upon cash settlement (“Settlement”), ii) the execution of a mutually agreed upon repayment plan (“Plan”) or February 29, 2012.

In February 2009, the remaining contracted payments due under the Leases (the “Balance”) was $307,661.83 and the Balance, as of December 31, 2009, March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010 continued to be $307,661.83.  No interest or other charges are accruing or being assessed against the Balance and the Balance will continue to be $307,661.83 until the earlier to occur of a Settlement or a Plan being entered into or February 29, 2012.

Please do not hesitate to contact me if I can be of further assistance.

Truly,

/s/ Jim Johnson
Jim Johnson
Vencore Solutions LLC
Chief Operating Officer